Exhibit 99.01

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release
Investor/Media Contact: Peter R. Poillon
(212) 208-3333 ppoillon@ambac.com
Web site: www.ambac.com

AMBAC ANNOUNCES REINSURANCE TRANSACTION

WITH ASSURED GUARANTY, LTD.

NEW YORK, December 13, 2007 – Ambac Financial Group, Inc. (NYSE: ABK) (“Ambac”) announced today that its financial guarantee insurance subsidiary, Ambac Assurance Corporation (“Ambac Assurance”), has entered into a commitment to reinsure to Assured Guaranty Re Ltd. (“AG Re”), the reinsurance subsidiary of Assured Guaranty Ltd. (NYSE: AGO), a diversified portfolio of financial guaranty contracts. The portfolio totals approximately $29 billion of net par outstanding and will be ceded under an existing master facultative reinsurance agreement with AG Re. Pursuant to the commitment, AG Re has agreed to provide reinsurance under the terms of Ambac’s current surplus share treaty program that expires March 31, 2008. Ambac has also agreed to offer AG Re the opportunity to provide reinsurance under the terms of Ambac’s surplus share treaty programs that commence April 1, 2008, 2009 and 2010.

Commenting on the reinsurance arrangement, Ambac Chairman and Chief Executive Officer, Robert J. Genader, noted, “We value Assured’s reinsurance capacity and look forward to a prosperous relationship with the company in the years to come.” Mr. Genader added, “Reinsurance is a valuable, capital-efficient and shareholder-friendly tool for managing risk and capital in the financial guaranty industry. This reinsurance arrangement immediately increases our current claims paying resources providing additional capacity to grow our business in a period when market conditions for our core financial guarantee product are favorable.”

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).